EXHIBIT 99.1

Mosaic Acquisition Corp. Announces Appointment of Chief Operating Officer
NEW YORK--(BUSINESS WIRE)--May 29, 2018--Mosaic Acquisition Corp. (“Mosaic”) today announced the appointment of Mr. Ed Albert as Chief Operating Officer, effective immediately.
“As we ramp up our search for a great business combination, I want to welcome Ed to the Mosaic team,” said David M. Maura, Chief Executive Officer of Mosaic. “Getting leverage from Fortress’ experienced team is one of the reasons I chose to partner with Fortress on Mosaic, and having Ed join Mosaic will help us work together as we evaluate opportunities,” Mr. Maura added.
Mr. Albert has extensive experience in the investment industry.  He is a Managing Director of the Credit Funds Business at Fortress, focused on structured equity and lending.  Mr. Albert left Fortress in 2009 to successfully head the NY special situations business at Macquarie Bank USA and returned to Fortress in 2011.  Prior to joining Fortress in 2007, Mr. Albert was a Managing Director at Milestone Capital and a Director with Giuliani Capital Advisors (formerly Ernst & Young Corporate Finance) acting as an advisor to companies, bondholders, lenders and creditors.  Mr. Albert began his career working for the CFO of Marriott International in the Company’s Financial Planning and Analysis Group. Mr. Albert received an MBA in finance from the University of Maryland at College Park in 1997, and is a Chartered Financial Analyst.
About Mosaic Acquisition Corp.
Mosaic Acquisition Corp. is a special purpose acquisition company formed by Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Contacts
Mosaic Acquisition Corp.
William H. Mitchell
whmitchell@mosaicac.com